Exhibit 21.1

MICROCHIP TECHNOLOGY INCORPORATED

LIST OF SIGNIFICANT SUBSIDIARIES

Atmel Corporation
Jurisdiction: Delaware

Atmel Holdings, Inc.
Jurisdiction: Delaware

Microchip Holding Corporation
Jurisdiction: Delaware

Microchip Technology (Thailand) Co., Ltd.
Jurisdiction: Thailand

Microchip Technology (Barbados) II Incorporated
Jurisdiction: Cayman Islands

Microchip Technology Ireland Limited
Jurisdiction: Ireland

Microchip Technology Malta Limited
Jurisdiction: Ireland